Alexander & Baldwin, Inc. Reports First Quarter 2019 Results

HONOLULU, May 2, 2019 /PRNewswire/—Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company") today announced financial results for the first quarter of 2019.
Chris Benjamin, A&B president & chief executive officer stated: "Our commercial real estate ("CRE") business continues to perform extremely well, with an 11.5% increase in cash net operating income ("NOI"), 7.7% same-store NOI growth and 10.3% in comparable leasing spreads in the first quarter. Meanwhile, portfolio occupancy increased 180 bps from prior year to 93.6%. Our growth efforts also advanced in the quarter and we now have 100% of our Maui land sale proceeds either reinvested or committed to binding CRE acquisitions in Hawaii that are expected to close well in advance of the mid-June exchange deadline. The successful reinvestment of nearly $260 million of proceeds from non-income producing lands into our preferred CRE asset classes will help fuel NOI growth in our core CRE portfolio. To date we have closed on $149.1 million of reinvestments, including two west Oahu industrial assets and two Oahu ground lease assets. The remaining $109.3 million will be invested in two neighbor island grocery-anchored retail centers that complement our existing retail portfolio and expand our geographic coverage. We also continue to advance our commercial development and redevelopment efforts and have recently begun previewing our Aikahi Park Shopping Center repositioning plans in the local community."
"Our simplification efforts continued in the first quarter, with the previously announced sale of development lands at Wailea, the continued buildout and closings of units at Kamalani and the closing of the final tranche of the Maui ag land sale. In total, our Land Operations business generated revenue of $49.0 million. Our Materials and Construction business continued to struggle, with its financial results reflecting a combination of delays in contracted government work and costs associated with operational and systems changes. An organizational and strategic review continues at Grace Pacific, and decisions regarding the optimal path for the business will be made in the coming months."
Corporate Highlights

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Net income available to A&B shareholders and diluted earnings per share for the first quarter of 2019 were $9.0 million and $0.12 per share, respectively, compared to $47.3 million and $0.66 per share in the same quarter of 2018.

CRE Highlights

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CRE operating profit was $15.6 million in the first quarter of 2019, as compared to $15.5 million in the same quarter of 2018. CRE cash NOI was $24.2 million in the first quarter of 2019, as compared to $21.7 million in the same quarter of 2018, an 11.5% increase.

•	Same-store cash NOI[1] increased 7.7% in the first quarter of 2019, as compared to the prior year first quarter, largely due to strong performance at Pearl Highlands Center and Kailua Retail properties.

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54 leases, covering 120,000 square feet of gross leasable area ("GLA"), were executed during the first quarter of 2019. Leasing spreads for comparable leases were 10.3% portfolio wide for the first quarter of 2019 and 11.8% for retail spaces.

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Overall occupancy increased to 93.6% as of March 31, 2019, an increase of 180 basis points compared to March 31, 2018. This was primarily due to strong leasing activity in our retail portfolio, including Pearl Highlands Center, Laulani Village Shopping Center, Kunia Shopping Center, and Waipio Shopping Center, which resulted in a retail occupancy of 94.9% as of March 31, 2019.

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Occupancy in the industrial portfolio was 90.8% as of March 31, 2019, an increase of 150 basis points as compared to the quarter ended March 31, 2018, primarily due to the commencement of eight leases at Kaka‘ako Commerce Center.

•	Significant leasing activity during the first quarter of 2019 includes:

◦	Nine executed leases related to Kailua properties, including Aikahi Park Shopping Center.

◦	Eight executed leases at Kaka‘ako Commerce Center to bring occupancy above 92%, resulting in a year-over-year occupancy increase of 11.1%.

◦	Four executed leases at Laulani Village Shopping Center, taking occupancy to 96.4%.

◦	Occupancy at Pearl Highlands Center was 98.1% as of March 31, 2019, for a year-over-year occupancy increase of 5.2%.

•	Recent highlights in development and redevelopment-for-hold include:

◦	Construction remains on schedule at the 94,000-square-foot Ho‘okele Shopping Center on Maui, with an anticipated mid-2019 opening of the Safeway grocery store and gas station.

◦
At Lau Hala Shops in Kailua, construction remains on schedule for a mid-2019 opening of local organic grocer Down to Earth. The asset is fully leased, and the opening of Down to Earth is expected to bring occupancy to 97%.

CRE Acquisition and Disposition Highlights

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On March 25, the Company closed on an off-market acquisition of the ground lease under the Home Depot warehouse store located in central Honolulu for $42.4 million. The purchase of the single, nine-acre parcel utilized §1031 proceeds from the bulk Maui agricultural land sale that closed on December 20, 2018.

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On April 8, the Company closed on an off-market acquisition of Kapolei Enterprise Center, a newly constructed Class-A warehouse building in west Oahu for $26.5 million. The 93,000-square-foot building was 100 percent pre-leased. It represents the third investment using §1031 proceeds from the bulk Maui agricultural land sale.

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On April 29, the Company closed on an off-market acquisition of the ground lease under Kapolei Business Park West Lot 31, commonly known as the Honolulu Authority for Rapid Transportation precast yard, for $41.1 million. The 36.4-acre parcel of industrial-zoned land using §1031 proceeds from the bulk Maui agricultural land sale is licensed to the City and County of Honolulu.

Land Operations Highlights

•	Land Operations operating profit was $12.6 million in the first quarter of 2019, as compared to a $5.4 million loss in the first quarter of 2018.

•	The Company continued to monetize land and development-for-sale investments, including the following transactions that closed in the first quarter of 2019:

◦	On February 12, the Company closed on a bulk land sale of Wailea lands comprising 42 acres on Maui for $23.6 million.

◦
Cash of $11.2 million was generated from the closing of 22 units at Kamalani and the sale of a Kahala parcel. Cash of $6.2 million was generated from distributions related to The Collection and developer unit sales at a Kukui‘ula builder joint venture.

◦	Closing of an additional 800 acre-tranche of Maui agricultural land as part of the bulk Maui agricultural land sale announced in December, for $6.7 million.
Materials & Construction Highlights

•	Materials & Construction operating loss was $4.5 million in the first quarter of 2019, as compared to a $0.2 million profit in the first quarter of 2018.

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Adjusted EBITDA[1] was $(1.4) million for the first quarter of 2019, as compared to $3.1 million for the first quarter in 2018. The decrease is a result of a combination of project delays in government-contracted work resulting in reduced revenues, and organizational and system improvements that contributed to higher costs.

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Backlog[2] for the Company's Materials & Construction segment was $124.7 million as of March 31, 2019, as compared to $198.4 million for the comparable prior year period, reflecting both a decline in recent government contracts put out to bid and a change in the nature of government contracting that precludes certain contracts from being included in backlog.

•	Jerrod M. Schreck appointed new president of Grace Pacific, LLC effective April 24, 2019.
Financial Highlights

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As of March 31, 2019, the Company had $775.0 million in total debt, which represents 29.7% of the Company’s total market capitalization. Maturities for the next three years average $38.4 million, or 5.0% of total debt per year. The Company's debt has a weighted-average maturity of 4.8 years with a weighted-average interest rate of 4.3%. Seventy-three percent of debt was at fixed rates.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(In millions, except per share amounts; unaudited)

	Three Months Ended March 31,
	2019	2018
Operating Revenue:
Commercial Real Estate	$36.8	$35.2
Land Operations	49.0	29.3
Materials & Construction	43.6	48.8
Total operating revenue	129.4	113.3
Operating Profit (Loss):
Commercial Real Estate	15.6	15.5
Land Operations	12.6	(5.4)
Materials & Construction	(4.5)	0.2
Total operating profit (loss)	23.7	10.3
Gain (loss) on the sale of commercial real estate properties	—	49.6
Interest expense	(9.1)	(8.4)
General corporate expenses	(6.2)	(6.7)
Income (Loss) from Continuing Operations Before Income Taxes	8.4	44.8
Income tax benefit (expense)	1.1	2.7
Income (Loss) from Continuing Operations	9.5	47.5
Income (loss) from discontinued operations, net of income taxes	(0.8)	(0.1)
Net Income (Loss)	8.7	47.4
Loss (income) attributable to noncontrolling interest	0.3	(0.1)
Net Income (Loss) Attributable to A&B Shareholders	$9.0	$47.3

Basic Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.13	$0.71
Discontinued operations available to A&B shareholders	(0.01)	—
Net income (loss) available to A&B shareholders	$0.12	$0.71
Diluted Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.13	$0.66
Discontinued operations available to A&B shareholders	(0.01)	—
Net income (loss) available to A&B shareholders	$0.12	$0.66

Weighted-Average Number of Shares Outstanding:
Basic	72.1	66.4
Diluted	72.5	72.2

Amounts Available to A&B Shareholders:
Continuing operations available to A&B shareholders	$9.8	$47.4
Discontinued operations available to A&B shareholders	(0.8)	(0.1)
Net income (loss) available to A&B shareholders	$9.0	$47.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Real estate investments
Real estate property	$1,342.1	$1,293.7
Accumulated depreciation	(112.4)	(107.2)
Real estate property, net	1,229.7	1,186.5
Real estate developments	136.3	155.2
Investments in real estate joint ventures and partnerships	140.5	141.0
Real estate intangible assets, net	61.0	59.8
Real estate investments, net	1,567.5	1,542.5
Cash and cash equivalents	3.0	11.4
Restricted cash	187.9	223.5
Accounts receivable and retention, net	68.9	61.2
Inventories	29.0	26.5
Other property, net	128.9	135.5
Operating lease right-of-use assets	30.0	—
Goodwill	65.1	65.1
Other receivables	54.2	56.8
Prepaid expenses and other assets	115.1	102.7
Total assets	$2,249.6	$2,225.2

LIABILITIES AND EQUITY
Liabilities:
Notes payable and other debt	$775.0	$778.1
Accrued pension and post-retirement benefits	30.1	29.4
Deferred revenue	65.4	63.2
Accrued and other liabilities	165.7	138.3
Redeemable Noncontrolling Interest	7.9	7.9
Equity	1,205.5	1,208.3
Total liabilities and equity	$2,249.6	$2,225.2

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOWS
(In millions, unaudited)

	Three Months Ended March 31,
	2019	2018
Cash Flows from Operating Activities:
Net income (loss)	$8.7	$47.4
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation and amortization	10.9	10.2
Deferred income taxes	—	(2.7)
Loss (gain) on asset transactions, net	(2.6)	(50.0)
Share-based compensation expense	1.4	1.3
(Income) loss from affiliates, net of distributions of income	(0.8)	4.8
Changes in operating assets and liabilities:
Trade, contracts retention, and other contract receivables	(11.0)	(2.1)
Inventories	(2.5)	2.3
Prepaid expenses, income tax receivable and other assets	(4.5)	(1.4)
Accrued pension and post-retirement benefits	1.6	1.1
Accounts payable	(4.8)	(8.7)
Accrued and other liabilities	1.1	(8.6)
Real estate inventory sales (real estate developments held for sale)	31.7	22.1
Expenditures for real estate inventory (real estate developments held for sale)	(4.6)	(7.2)
Net cash provided by (used in) operations	24.6	8.5

Cash Flows from Investing Activities:
Capital expenditures for acquisitions	(42.4)	(194.7)
Capital expenditures for property, plant and equipment	(16.6)	(12.7)
Proceeds from disposal of property, investments and other assets	2.7	155.4
Payments for purchases of investments in affiliates and other	(2.5)	(9.2)
Distributions of capital from investments in affiliates and other investments	6.6	5.1
Net cash provided by (used in) investing activities	(52.2)	(56.1)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	41.4	504.1
Payments of long-term debt and deferred financing costs	(49.2)	(355.7)
Borrowings (payments) on line-of-credit agreement, net	3.6	(2.3)
Cash dividends paid	(10.5)	(156.6)
Proceeds from issuance (repurchase) of capital stock and other, net	(1.7)	(1.5)
Net cash provided by (used in) financing activities	(16.4)	(12.0)

Cash, Cash Equivalents and Restricted Cash:
Net increase (decrease) in cash, cash equivalents, and restricted cash	(44.0)	(59.6)
Balance, beginning of period	234.9	103.2
Balance, end of period	$190.9	$43.6

USE OF NON-GAAP FINANCIAL MEASURES
The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company's and segments' core operating results, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP. The Company's methods of calculating non-GAAP measures may differ from methods employed by other companies and thus may not be comparable to such other companies.
Cash Net Operating Income ("Cash NOI") is a non-GAAP measure used by the Company in evaluating the CRE segment's operating performance as it is an indicator of the return on property investment, and provides a method of comparing performance of operations, on an unlevered basis, over time. Cash NOI should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Cash NOI is calculated as total property revenues less direct property-related operating expenses. Cash NOI excludes straight-line lease adjustments, amortization of favorable/unfavorable leases, amortization of tenant incentives, selling, general and administrative expenses, impairments of commercial real estate, lease termination income, and depreciation and amortization (including amortization of maintenance capital, tenant improvements and leasing commissions).
The Company reports Cash NOI on a same store basis, which includes the results of properties that were owned and operated for the entirety of the prior calendar year. The same-store pool excludes properties under development or redevelopment, properties held for sale and also excludes properties acquired or sold during the comparable reporting periods. While there is management judgment involved in classifications, new developments and redevelopments are moved into the same store pool upon one full calendar year of stabilized operation, which is typically upon attainment of market occupancy.

A reconciliation of CRE operating profit to CRE Cash NOI and Same-Store Cash NOI is as follows:

	Three Months Ended March 31,
(in millions, unaudited)	2019	2018	Change
Commercial Real Estate Operating Profit (Loss)	$15.6	$15.5
Plus: Depreciation and amortization	7.4	6.3
Less: Straight-line lease adjustments	(1.0)	(0.1)
Less: Favorable/(unfavorable) lease amortization	(0.4)	(0.6)
Less: Termination income	—	(1.1)
Plus: Other (income)/expense, net	0.1	—
Plus: Selling, general, administrative and other expenses	2.5	1.8
Less: Impact of adoption of ASU 2016-02[1]	—	(0.1)
Cash NOI as adjusted	24.2	21.7	11.5%
Less: Cash NOI from acquisitions, dispositions and other adjustments	(4.0)	(2.9)
Same-Store Cash NOI as adjusted	$20.2	$18.8	7.7%
[1] Represents legal costs that were previously capitalized. Upon the Company's adoption of ASU 2016-02, Leases, on January 1, 2019, Cash NOI now includes the impact of legal fees that are not directly related to lease execution. Historically, these legal costs were capitalized and amortized over the lease term. For comparability purposes, the Company adjusted 2018 Cash NOI to also include legal fees.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA for the Materials & Construction ("M&C") segment are non-GAAP measures used by the Company in evaluating the Materials & Construction segment's operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the performance of the segment's ongoing core operations. EBITDA and Adjusted EBITDA should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
EBITDA is calculated for the Materials & Construction segment by adjusting segment operating profit (which excludes interest and tax expenses), by adding back depreciation and amortization. Adjusted EBITDA is calculated for the Materials & Construction segment by adjusting for income attributable to noncontrolling interests and asset impairments related to the M&C segment. The Company adjusts EBITDA for the asset impairments related to the Materials and Construction segment as the Company believes these items are infrequent in nature. By excluding these items from EBITDA the Company believes it provides meaningful supplemental information about its core operating performance and facilitates comparisons to historical operating results.
A reconciliation of Materials & Construction operating profit to Materials & Construction EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended March 31,
(in millions, unaudited)	2019	2018
Operating Profit (Loss)	$(4.5)	$0.2
Depreciation and amortization	2.8	3.0
EBITDA	(1.7)	3.2
Income attributable to noncontrolling interest	0.3	(0.1)
Adjusted EBITDA	$(1.4)	$3.1
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[1]	See above for a discussion of management's use of non-GAAP financial measures and reconciliations from GAAP to non-GAAP measures.

[2]
Backlog represents the amount of revenue that Grace Pacific and Maui Paving, LLC, a 50-percent-owned unconsolidated affiliate, expect to realize on contracts awarded and government contracts in which Grace Pacific has been confirmed to be the lowest bidder and formal communication of the award is perfunctory. A change in the way local government entities are contracting for paving services has reduced the amount of paving work that meets the definition of backlog. Certain counties are now awarding "maintenance contracts" under which a contractor can secure all paving work within a certain geographic area, but jobs are not identified in advance, meeting the requirement for inclusion in backlog. This contributes, in part, to the year-over-year declines shown here in backlog.

Note: Percent changes are determined using amounts rounded to the thousands.
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FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company's REIT status and the Company's business, as well as the evaluation of alternatives by the Company’s joint venture related to the development of Kukui‘ula, generally discussed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company's forward-looking statements.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is Hawai‘i's premier commercial real estate company and the state's foremost owner of grocery-anchored retail centers. A&B is a fully integrated real estate investment trust and owns, operates and manages approximately 3.5 million square feet of primarily retail and industrial space in Hawai‘i, and is a major landowner in the state. A&B's interests extend beyond commercial real estate into renewable energy and land stewardship. A&B is also a construction materials company and paving contractor in Hawai‘i. Over its nearly 150-year history, A&B has evolved with the state's economy and played a lead role in the development of the agricultural, transportation, tourism, construction and real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

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Contact:
Kenneth Kan
(808) 525-8475
kkan@abhi.com